Exhibit 10.13

BOWNE & CO., INC.

LONG-TERM PERFORMANCE PLAN

1)	PURPOSE

The purpose of the Plan is to enable the Company, through awards of incentive compensation, to attract and retain executives; to motivate these executives to promote the long term growth and profitability of the Company; and to further associate the interests of these executives with those of the Company’s stockholders.

2)	DEFINITIONS

“Award” shall mean the long term incentive award granted to a Participant for a Performance Period under the Plan.

“Award Payment Date” shall mean, for each Performance Period, the date on which the amount of the Award for that Performance Period would have been paid to the Participant under Section 6 of the Plan, without regard to any election to defer receipt of the Award made by the Participant under Section 8 of the Plan.

“Board of Directors” shall mean the Board of Directors of the Company.

“Change of Control” shall have the same meaning as in the Company’s 1997 Stock Incentive Plan.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean the Compensation Committee of the Board of Directors.

“Company” shall mean Bowne & Co., Inc.

“Deferred Award Plan” shall mean the Bowne & Co., Inc. Deferred Award Plan.

“Disability” shall mean a disability under the Company’s Long Term Disability Plan.

“Employee” shall mean any person (including an officer) employed by the Company on a full-time salaried basis.

“Fair Market Value” shall mean the average of the highest and lowest sales prices of stock reported as having occurred on the American Stock Exchange on the date of determination thereof (or, if the stock is not then traded on the American Stock Exchange, the mean between the highest and lowest sales prices reported as having occurred on the principal market (as determined by the Committee) on which the stock is then traded) or, if there is no such sale on that date, then on the last preceding date on which such a sale was reported; provided, however, that, if the stock has not been traded for ten trading days or if there ceases to be a principal market for the stock of the Company, the “Fair Market Value” of such stock shall be determined by the Committee in its reasonable discretion and in good faith.

“Participant” shall mean an Employee selected by the Committee to participate in the Plan for a Performance Period.

“Performance Period” shall mean three consecutive calendar years or such other period of time designated by the Committee with respect to which an Award shall be earned; provided, however, that the Performance Period preceding fiscal 1997 is deemed to be the twelve months ended October 31, 1996; and provided further that the Performance Period immediately prior to calendar year 1998 is deemed to be the fourteen months ended December 31, 1997.

“Plan” shall mean the Bowne & Co., Inc. Long-Term Performance Plan, as set forth herein, as from time to time amended and in effect.

“Retirement” shall mean retirement after age 60 or such earlier age as may be approved by the Company in writing.

“Stock” shall mean shares of common stock of the Company.

3)	ADMINISTRATION

The Plan shall be administered by the Committee, which shall have full authority and discretion to interpret the Plan, to establish rules and regulations relating to the Plan, to determine the criteria for eligibility to participate in the Plan, to select Participants in the Plan, the performance targets under the Plan and the amount of the Awards, and to make all other determinations and take all other actions necessary or appropriate for the proper administration of the Plan. The Committee’s interpretation of the Plan, and all actions taken within the scope of its authority, shall be final and binding on the Company, its stockholders, Participants, Employees, former Employees and beneficiaries. No member of the Committee shall be eligible to participate in the Plan.

4)	ELIGIBILITY AND PARTICIPATION

Participation in the Plan shall be limited to those Employees whom the Committee shall select, on the basis of such Employees’ significant impact on the long term success of the Company, to participate in the Plan for that Performance Period.

5)	ESTABLISHMENT OF GOALS; GRANT OF AWARDS

The Committee shall approve the level of performance goals which must be achieved during a Performance Period in order for a Participant to earn an Award payable under the Plan at the end of that Performance Period. Each Participant selected by the Committee with respect to a particular Performance Period shall be granted an Award for that Performance Period determined by the Committee in its sole discretion.

6.	PAYMENT OF AWARDS

(a)	Subject to the provisions of Section 7 and Section 8, each Participant shall be eligible to receive after the close of a Performance Period cash or Stock equal to the value of such Participant’s Award for that Performance Period; provided, however, that no Participant shall receive more than 100% of his or her target Award; provided, further, that in the event payment of an Award, or a portion of an Award, would not be fully deductible, when paid by the Company, under the Code, then payment for such Award, or the portion of such Award which is not deductible, shall be mandatorily deferred pursuant to the Deferred Award Plan and such Award or portion of such Award shall not be payable pursuant to this Plan.

(b)	Subject to the provisions of Section 6 and Section 7, an Award shall be paid as soon as practicable after the close of the Performance Period, unless the Participant has made an election under Section 8 to defer receipt of such Award.

(c)	In the event of a Change of Control, the Committee, in its sole discretion, may terminate any or all active Performance Periods with respect to any Participant and pay such Participant cash or stock equal to the value of such Participant’s target Award for those terminated Performance Periods.

7.	LIMITATIONS ON RIGHTS TO PAYMENT OF AWARDS

a)	No Participant shall have any right to receive payment of an Award under the Plan for a Performance Period unless the Participant remains in the employ of the Company or any of its affiliates through the Award Payment Date. However, in the event that, prior to the Award Payment Date, a Participant’s employment with the Company and its affiliates terminates due to the Participant’s death, disability or retirement, the Participant (or, in the event of the Participant’s death, the person or estate determined under Section 9) shall remain eligible to receive a portion of the Award based on the amount of time the Participant was employed during the Performance Period. Notwithstanding the preceding two sentences, the Committee may, if in the reasonable opinion of the Committee circumstances warrant such action, approve payment of an Award to a Participant whose employment terminates prior to the Award Payment Date for reasons other than death or disability or retirement.

b)	Furthermore, no Participant shall have any right to receive payment of an Award under the Plan if, subsequent to the commencement of the Performance Period and prior to the Award Payment date, the Participant either (i) engaged directly or indirectly, either personally or as an employee, agent, partner, stockholder, officer or director of, or consultant to, any entity or person engaged in any business in which the Company or any of its affiliates is engaged, and, in the opinion of the Committee, such entity or person has engaged in competition with the Company or any of its affiliates or (ii) at any time divulged to any person or entity other than the Company or any of its affiliates, any of the trade secrets, methods, processes or other proprietary or confidential information of the Company or any of its affiliates. For the purposes of this paragraph, a Participant shall be deemed not a stockholder of a competing entity if the Participant’s record and beneficial ownership amount to not more than one percent of the outstanding capital stock of any company subject to the periodic reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended.

8.	DEFERRAL OF PAYMENT AWARDS.

a)	A Participant may, subject to the terms and conditions of this Section 8, elect to defer payment of all or a portion of any Award which the Participant might earn with respect to a Performance Period by completing the payment deferral form prescribed by the Committee. The Committee may, at its discretion, provide that a percentage or percentages of amounts voluntarily deferred pursuant to this Section 8 will be matched.

b)	Payment Deferral Form. The payment deferral form shall include:

(i)	the amount to be deferred;

(ii)	the period of deferral;

(iii)	the period over which the payment is to be made; and

(iv)	an acknowledgement by the Participant that he or she will pay to the Company any amount required to be withheld in order to comply with applicable tax laws and regulations.

c)	Date of Election. For any Performance Periods ending prior to November 1, 1997, an election to defer receipt of an Award shall be made prior to the May 1 that immediately precedes the end of the applicable Performance Period, and for any Performance Period ending on or after November 1, 1997, an election to defer receipt of an Award shall be made prior to the December 31 that immediately precedes the end of the applicable Performance Period. Notwithstanding the preceding sentence, a Participant’s election to defer may be made up to 30 days after the date the individual first becomes a Participant.

d)	Payment of Deferred Awards. The amount deferred and the matching amount plus or minus any earnings or losses thereon pursuant to Subsection (e) hereof will be paid (in cash or Stock, at the Committee’s sole discretion) to the Participant (or, in the event of the Participant’s death, the person or estate determined under Section 9), on the date(s) specified in the deferral form prescribed by the Committee; provided, however, that in the event a deferred Award or portion of an Award, when payable, would not be fully deductible by the Company under the Code, then payment for such Award or portion of such Award will be mandatorily deferred hereunder until such time as the Company may fully deduct payment for such Award, or portion of such Award, pursuant to the Code.

e)	Earnings Credited on Deferred Amounts/Matching Amounts. The Deferred Amount and the matching amount will be credited with dividend equivalents and appreciate and depreciate in the same manner as if it were Stock.

f)	Acceleration of Payment of Deferred Amount.

(i)	At any time prior to complete payment of the Deferred Amount and matching amount plus or minus any earnings or losses, the Company may, in its sole discretion, pay to the Participant (or, in the event of the Participant’s death, the person or estate determined under Section 9), an amount not greater than that portion of the Deferred Amount plus or minus any earnings or losses that the Committee determines, in its sole discretion, necessary to meet a financial hardship arising from an emergency. The payment shall be made only in instances of hardship arising from causes beyond the Participant’s control. The Participant shall apply in writing to the Committee for any hardship payment under this subsection (i) and shall furnish the Committee such information as the Committee deems necessary and appropriate to make its determination.

(ii)	The entire Deferred Amount and the matching amount, plus or minus any earnings or losses, shall become immediately payable in the event of a Change of Control.

9.	DESIGNATION OF BENEFICIARY

A Participant may designate a beneficiary or beneficiaries who, in the event of the Participant’s death prior to full payment of any Award hereunder, shall receive payment of any Award due under the Plan. Such designation shall be made by the Participant on a form prescribed by the Committee. The Participant may at any time, change or revoke such designation. A beneficiary designation, or revocation of a prior beneficiary designation, will be effective only if it is made in writing on a form provided by the Company, signed by the Participant and received by the Secretary of the Company (or the Secretary’s designate). If the Participant does not designate a beneficiary or the beneficiary dies prior to receiving any payment of an Award, Awards payable under the Plan shall be paid to the Participant’s estate. If the beneficiary dies after receiving any payment of an Award, any amounts remaining to be paid shall be paid to the beneficiary’s estate.

10.	CORPORATE CHANGE

If (i) the Company shall at any time be involved in a transaction described in subsection (a) of Section 424 of the Code; (ii) the Company shall declare a dividend payable in, or shall subdivide or combine, the Stock; or (iii) any other event shall occur which in the judgment of the Committee necessitates action by way of adjusting the terms of the outstanding Awards, the Committee shall forthwith take any such action as in its judgment shall be necessary to preserve the Participant’s rights substantially proportionate to the rights existing prior to such event. The judgment of the Committee with respect to any matter referred to in this paragraph shall be conclusive and binding upon each Participant.

11.	AMENDMENTS

The Board of Directors or the Committee may at any time amend (in whole or in part) this Plan provided that no such amendment shall adversely affect an Award previously granted.

12.	TERMINATION

The Board of Directors or the Committee may terminate this Plan (in whole or in part) at any time. The termination shall not adversely affect an Award previously granted.

13.	MISCELLANEOUS PROVISIONS

(a)	This Plan is not a contract between the Company and its Employees; it is totally gratuitous on the part of the Company. No Employee or other person shall have any claim or right to be granted an Award under this Plan. Neither the establishment of this Plan, nor any action taken hereunder, shall be construed as giving any Employee any right to be retained in the employ of the Company.

(b)	A Participant’s right and interest under the Plan may not be assigned or transferred, except as provided in Section 9 hereof, and any attempted assignment or transfer shall be null and void and shall extinguish the Company’s obligation under the Plan to pay Awards with respect to the Participant.

(c)	The Plan shall be unfunded except that the Company may establish a grantor trust to assist it in meeting its obligations hereunder.

(d)	The Company shall have the right to deduct from Awards paid any taxes or other amounts required by law to be withheld.

(e)	The Plan shall be construed, interpreted and governed in accordance with the laws of the State of Delaware, without reference to rules relating to conflicts of law.

14.	EFFECTIVE DATE

The Plan shall be effective on November 1, 1996.